NEWS RELEASE
Contacts: Dennard Rupp Gray & Easterly, LLC Ken Dennard, Managing Partner Jack Lascar, Partner (713) 529-6600 Anne Pearson, Sr. Vice President (210) 408-6321

FOR IMMEDIATE RELEASE

Hyperdynamics Provides Additional Detail on
Agreement with Republic of Guinea

Presidential Decree Expected Shortly

HOUSTON, March 31, 2010 – Hyperdynamics Corporation (NYSE Amex: HDY) today provided further details of the Amendment to its Production Sharing Contract (PSC) with the Republic of Guinea.  The Amendment was signed late last week in the capital, Conakry, and Hyperdynamics has been informed that the implementing Presidential Decree is in the process of issuance.

The Amendment was intended to bring the PSC into line with international standards and included the following terms, in addition to the terms discussed in the news release issued by Hyperdynamics on March 25, 2010:

1.	Removing the right of first refusal covering relinquished acreage;

2.	Clarifying that only those expenditures which were made following the date the PSC was signed (September 22, 2006) would be eligible for cost recovery; and

3.
Should the Government note material differences between provisions of the amendment and international standards or the Petroleum Code, Hyperdynamics and the Government would engage in renegotiation of the relevant articles.

“With this important step completed, we now look forward to the tender process for 3D seismic, which we expect to commence shortly,” said Ray Leonard, President and CEO of Hyperdynamics.

The Company has made an 8-K filing with the Securities and Exchange Commission, which describes the material terms and includes a copy of the PSC Amendment.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa.  To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may result", "will result", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.
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HDY-IR